ADAMIS PHARMACEUTICALS CORPORATION 8-K

Exhibit 99.1

Adamis Pharmaceuticals Provides Update On Its US Compounding Business

San Diego, California – January 26, 2021 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) today announced that it has entered into a non-binding letter of intent with a potential buyer for sale of substantially all of the assets of its US Compounding Inc. (USC) subsidiary. Under the terms described in the letter of intent, the buyer would agree to acquire substantially all of the assets of US Compounding in exchange for a total gross consideration that could range from approximately $10-20 million, before transaction fees and expenses and other potential post-closing adjustments.

If a transaction is negotiated, reflected in definitive agreements entered into by the parties, and completed, the proposed purchase price consideration includes a combination of a cash payment at the closing of the transaction, a promissory note representing portion of the purchase price payable at a future date, and potential future performance-based milestone payments over a period of years. The amount and structure of consideration could change as a result of subsequent negotiations, due diligence or other factors.

Any definitive agreement would be subject to approval by the respective parties, including approval by the board of directors of Adamis, and would likely include a number of customary provisions, including without limitation representations and warranties of Adamis and USC, restrictive covenants and indemnification provisions.

The closing of a transaction would be contingent on the satisfaction of closing conditions which might include, among other things: (i) the receipt of required governmental, regulatory, and third-party consents and approvals, (ii) buyer obtaining required licenses, permits, registrations, or other approvals from the necessary state boards of pharmacy and other state and federal governmental authorities, and (iii) other customary closing conditions.

The letter of intent is non-binding other than with respect to certain customary confidentiality and exclusivity provisions. There can be no assurances that the parties will negotiate and enter into definitive transaction agreements, the final terms that might be included in any definitive agreements, whether a transaction will be completed, or concerning the timing of closing of any such transaction.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, respiratory and inflammatory disease.  The company’s SYMJEPI (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis.  Adamis’ naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose is currently under FDA review.  Adamis is developing additional products, including treatments for acute respiratory diseases, such as COVID-19, influenza, asthma and COPD.  The company’s subsidiary, U.S. Compounding, Inc., compounds sterile prescription drugs, and certain nonsterile drugs for human and veterinary use by hospitals, clinics, surgery centers, and vet clinics throughout most of the United States.

About US Compounding

In April 2016, Adamis acquired U.S. Compounding, Inc. (USC) which is registered as a drug compounding outsourcing facility under Section 503B of the FDCA and the U.S. Drug Quality and Security Act, or DQSA, and which provides prescription compounded medications, including compounded sterile preparations and nonsterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States.  USC’s product offerings broadly include, among others, corticosteroids, hospital outsourcing products, and injectables. USC also provides compounded pharmaceutical products for animals.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to a number of risks and uncertainties. These statements relate to future events our future results of operations, including without limitation: whether Adamis and USC will negotiate any definitive agreements regarding the sale of USC’s business and assets, the terms of any such definitive agreement, the timing of completion of any such transaction, and the amount of gross consideration that Adamis and USC may receive at the closing of any such transaction or pursuant to the promissory note or potential future contingent milestone payments contemplated by the letter of intent or any definitive agreement. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs.  There can be no assurances that Adamis or USC will enter into any definitive agreements for the sale of the business and assets of USC or that, if such an agreement is entered into, it will be completed, or concerning the time when the proposed transaction contemplated by the letter of intent might be completed. Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2019, and our subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov.  Except to the extent required by law, any forward-looking statements in this press release speak only as the date of this press release, and Adamis expressly disclaims any obligation to update any forward-looking statements.

Contacts:

Mark Flather

Senior Director, Investor Relations

& Corporate Communications

Adamis Pharmaceuticals Corporation

(858) 412-7951

mflather@adamispharma.com